AMENDMENT THIRTY

This amendment (the “Amendment”) between the parties signing below (the “Parties”) amends the Existing Agreement as of June 6, 2025:

Term	Means

“Existing Agreement”	The Transfer Agency and Services Agreement between the Trust and Transfer Agent dated December 8, 2008, as amended

“Transfer Agent”	ALPS Fund Services, Inc.

“Trust”	AQR Funds

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Article A and general terms in Article B.

IN WITNESS WHEREOF, the Parties have executed this Amendment by their duly authorized representatives.

ALPS Fund Services, Inc.		AQR Funds

By:	/s/ Bhagesh Malde	By:	/s/ Nicole DonVito
Name:	Bhagesh Malde	Name:	Nicole DonVito
Title:	Authorized Signatory	Title:	Chief Legal Officer, Vice President and Secretary

Article A to this Amendment

Amendments

The Existing Agreement is amended as follows:

1.	Schedule A Fund List is deleted in its entirety and replaced with new Schedule A attached hereto.

Article B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.

The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.

This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.

This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.

SCHEDULE A

FUND LIST

FUND	CLASSES OFFERED

AQR Large Cap Momentum Style Fund	Class I Class N Class R6

AQR Small Cap Momentum Style Fund	Class I Class N Class R6

AQR International Momentum Style Fund	Class I Class N Class R6

AQR Global Equity Fund	Class N Class I Class Y Class R6

AQR Diversified Arbitrage Fund	Class N Class I Class R6

AQR Managed Futures Strategy Fund	Class N Class I Class R6

AQR Multi-Asset Fund	Class N Class I Class R6

AQR Large Cap Defensive Style Fund	Class N Class I Class R6

AQR International Defensive Style Fund	Class N Class I Class R6

AQR Risk-Balanced Commodities Strategy Fund	Class N Class I Class R6

AQR Large Cap Multi-Style Fund	Class N Class I Class R6

AQR Small Cap Multi-Style Fund	Class N Class I Class R6

AQR International Multi-Style Fund	Class N Class I Class R6

AQR Long-Short Equity Fund	Class N Class I Class R6

AQR Managed Futures Strategy HV Fund	Class N Class I Class R6

AQR Style Premia Alternative Fund	Class I Class N Class R6

AQR Macro Opportunities Fund	Class N Class I Class R6

AQR Emerging Multi-Style II Fund	Class I Class N Class R6

AQR Equity Market Neutral Fund	Class I Class N Class R6

AQR Alternative Risk Premia Fund	Class I Class N Class R6

AQR Diversifying Strategies Fund	Class I Class N Class R6

AQR Trend Total Return Fund	Class I Class N Class R6

AQR CVX Fusion Fund	Class I Class N Class R6

AQR LSE Fusion Fund	Class I Class N Class R6

AQR MS Fusion Fund	Class I Class N Class R6

AQR MS Fusion HV Fund	Class I Class N Class R6